UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

   Keane                             William                               P.
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   (Last)                            (First)                            (Middle)

                                 c/o Genta Inc.
                               Two Connell Drive.
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                                    (Street)

   Berkeley Heights                     NJ                                07922
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   (City)                            (State)                              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   October 28, 2002
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Genta Incorporated (Nasdaq: GNTA)
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5. Relationship of Reporting Person to Issuer (Check all applicable)

   |_| Director                     |_| 10% Owner
   |X| Officer (give title below)   |_| Other (specify below)

   Chief Financial Officer
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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check applicable line)

   |X| Form filed by One Reporting Person
   |_| Form filed by More than One Reporting Person

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            Table I -- Non-Derivative Securities Beneficially Owned
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
                                                              3. Ownership Form:
                              2. Amount of Securities            Direct (D) or
1. Title of Security             Beneficially Owned              Indirect (I)             4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    (Instr. 4)                      (Instr. 5)                  (Instr. 5)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the Form is filed by more than one reporting person, see Instruction
      5(b)(v).


                                                                          (Over)

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              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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
                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                          2. Date Exercisable          (Instr. 4)                                         Derivative
                             and Expiration Date    ---------------------------------   4. Conver-        Security:
                             (Month/Day/Year)                            Amount            sion or        Direct       6. Nature of
                          ----------------------                         or                Exercise       (D) or          Indirect
                          Date        Expira-                            Number            Price of       Indirect        Beneficial
1. Title of Derivative    Exer-       tion                               of                Derivative     (I)             Ownership
   Security (Instr. 4)    cisable     Date          Title                Shares            Security       (Instr. 5)      (Instr. 5)
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
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:


        /s/ William P. Keane                              November 1, 2002
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   **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.